UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 18, 2011 (October 21, 2011)

NEUROGESX, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-33438	94-3307935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices, including zip code)

650-358-3300

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 18, 2011, Neurogesx, Inc., (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the Company failed to comply with the minimum market value of listed securities (“MVLS”) requirement for continued listing on the NASDAQ Global Market pursuant to NASDAQ Marketplace Rule 5450(b)(2)(A). This notification has no effect on the listing of the Company’s common stock at this time.

NASDAQ stated in its letter that in accordance with NASDAQ Marketplace Rule 5810(c)(3)(C), the Company will be provided 180 calendar days, or until April 16, 2012, to regain compliance with the MVLS continued listing requirement. MVLS is calculated by multiplying the total shares outstanding by the daily closing bid price. The NASDAQ letter also states that if, at any time before April 16, 2012, the MVLS of the Company’s common stock closes at $50,000,000 or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide the Company with written notification that it has achieved compliance with the MVLS continued listing requirement and the matter will be closed.

If the Company does not regain compliance with the MVLS continued listing requirement by April 16, 2012, the NASDAQ staff will provide the Company with written notification that the Company’s common stock will be delisted from the NASDAQ Global Market. Alternatively, NASDAQ Marketplace Rules may permit the Company to transfer the Company’s common stock to the NASDAQ Capital Market if the Company’s common stock satisfies the criteria for continued listing on such market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

By:	/s/ Stephen F. Ghiglieri
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: October 21, 2011